Exhibit 99.1 PRESS RELEASE

STERLING RECEIVES REPAYMENT FOR DXC SALT LAKE LITHIUM PROJECT

VANCOUVER, BRITISH COLUMBIA, June 26, 2012 /PRNewswire

Sterling Group Ventures, Inc. (the "Company") (OTCQB: SGGV) (FRANKFURT: GD7) is pleased to advise that it has received repayment of its investment in the DXC Salt Lake Lithium Project from Tibet Sunrise Mining Development Ltd. on behalf of Beijing Mianping Salt Lake Research Institute in the amount of 10,000,000 Yuan (approximately $1,573,000) including a penalty pursuant to an amending agreement whereunder all of its interest in the DXC Salt Lake Project was quitclaimed and disposed of in return for the above mentioned repayment. These funds will be used for working capital and for the development of production on the Company's Gaoping Phosphate Project in Chenxi County, Hunan Province, China. A collection fee of 7% of the monies realized will be payable to Beijing Songshi Century Science and Technology Development Ltd. who acted as a collection agent to recover the funds and penalty from the debtor.

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok, Chairman & CEO

For further information, please contact:
Raoul Tsakok, Chairman , Richard Shao, PhD, President or Robert Smiley, JD, Director
Phone: (604) 689-4407 Fax: (604) 408-8515
Email: info@sterlinggroupventures.com

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Cautionary Note to U. S. Investors Concerning Estimates of Measure, Indicated, and Inferred Resources and Reserves. Statements regarding resources and reserves have been based on audits conducted under Chinese methods of calculation which the SEC guidelines strictly prohibit in its filings.